Financial Investors Trust 485BPOS

Exhibit (n)(4)

FINANCIAL INVESTORS TRUST

EMERALD FUNDS

Plan pursuant to Rule 18f-3(d) under the

Investment Company Act of 1940

Effective December 13, 2011, amended June 10, 2014, June 9, 2015, May 1, 2019 and November 1, 2019

The funds listed in Appendix A hereto (each a “Fund” and together, the “Funds”), each a series of Financial Investors Trust, an open-end management investment company (the “Trust”), may from time to time issue one or more of the following classes of shares: Class A shares, Class C shares, Institutional Class shares, and Investor Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in each Fund’s registration statement as from time to time in effect. The differences in expenses among these classes of shares are set forth below in this Plan. Except as noted below, expenses are allocated among the classes of shares of each Fund based upon the net assets of the Fund attributable to shares of each class. This Plan is subject to change, to the extent permitted by law and by the Trust Instrument of the Trust and By-laws of the Trust, by action of the Trustees of the Trust.

CLASS A SHARES

Distribution and Service (12b-1) Fees; Shareholder Services Fees

Class A shares pay distribution and service fees pursuant to a plan (the “Class A Distribution Plan”) adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). Class A shares also bear any costs associated with obtaining Class A shareholder approval of the Class A Distribution Plan (or an amendment to the Class A Distribution Plan). Pursuant to the Class A Distribution Plan, Class A shares may pay up to 0.35% of the average daily net asset value of the Class A shares. Amounts payable under the Class A Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of the Funds as from time to time in effect. In addition, Class A shares may reimburse the Funds’ distributor (the “Distributor”) or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of the Funds as from time to time in effect.

Class A shares do not pay shareholder services fees.

Exhibit (n)(4)

Initial Sales Charge

The following table lists the sales charges that will be applied to the purchase of Class A shares, subject to the breakpoint discounts indicated in the tables and described below. The offering price is the net asset value (“NAV”) per share plus the front-end sales load:

Purchase Amount	Sales Charge as a Percentage of:		Dealer Concession as a Percentage of Offering Price
	Offering Price	NAV
Less than $50,000	4.75%	4.99%	4.25%
$50,000 to $249,999.99	3.75%	3.90%	3.25%
$250,000 to $499,999.99	2.75%	2.83%	2.50%
$500,000 to $999,999.99	2.25%	2.30%	2.00%
$1 million or greater	0.00%	0.00%	0.50%

This initial sales charge may be waived for certain eligible purchasers and reduced for certain other eligible purchasers, as described in the Funds’ prospectus.

Contingent Deferred Sales Charge

If your account value, including the amount of your current investment, totals $1 million or more, you will not pay a front-end sales charge on the current investment amount. The Distributor may pay the selling financial intermediary up to 0.50% of the offering price. However, if you sell these shares (for which you did not pay a front-end sales charge) within twelve months of purchase, you will pay a contingent deferred sales charge (“CDSC”) of 0.50%. The amount of CDSC is determined as a percentage of the lesser of the current market value or the cost of the shares being redeemed. The Funds will use the first-in, first-out (FIFO) method to determine the twelve-month holding period for the CDSC. The date of the redemption will be compared to the earliest purchase date of Class A shares not subject to a sales charge held in the redeeming shareholder’s account. The CDSC will be charged if the holding period is less than twelve months, using the anniversary date of a transaction to determine the “twelve-month” mark. The CDSC primarily goes to the Distributor as reimbursement for the portion of the dealer concession paid to financial intermediaries.

Class A shares acquired by reinvestment of dividends are not subject to the CDSC. CDSC waivers are available in certain circumstances. For information regarding waivers, please see the section entitled “Waiver of CDSC” in the Funds’ prospectus.

Exhibit (n)(4)

CLASS C SHARES

Distribution and Service (12b-1) Fees; Shareholder Services Fees

Class C shares pay distribution and service (12b-1) fees pursuant to a plan (the “Class C Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act. Class C shares also bear any costs associated with obtaining Class C shareholder approval of the Class C Distribution Plan (or an amendment to the Class C Distribution Plan). Pursuant to the Class C Distribution Plan, Class C shares may pay up to 0.75% of the Fund’s average daily net assets attributable to the Class C shares. Class C shares also pay service fees pursuant to a plan (the “Class C Services Plan,” together with the Class C Distribution Plan, the “Class C Plans”).

Pursuant to the Class C Shareholder Services Plan, Class C shares may pay up to 0.25% of a Fund’s average daily net assets attributable to the Class C shares. Amounts payable under the Class C Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of the Fund as from time to time in effect. In addition, Class C shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of the Fund as from time to time in effect.

Initial Sales Charge

There is no sales load on the purchase of Class C shares. The offering price is the NAV per share.

Contingent Deferred Sales Charge

There is no sales load on the purchase of Class C shares. The offering price is the NAV per share. A contingent deferred sales charge or “CDSC” of 1.00% may apply to Class C shares redeemed within the first 12 months. See Section titled “Contingent Deferred Sales Charge” below. The maximum purchase amount for Class C shares is $999,999.99. Purchases of $1 million or more are invested in Class A shares because Class A shares’ annual expenses are lower.

CDSC waivers are available in certain circumstances. For information regarding waivers, please see the section entitled “Waiver of CDSC” in the Funds’ prospectus.

Automatic Conversion of Class C Shares to Class A Shares After 8-Year Holding Period

Effective May 1, 2019 (the “Effective Date”), each Fund with both Class A and Class C Shares will adopt an automatic conversion feature for Class C Shares. Beginning on the Effective Date, each Class C Share of each Fund will automatically convert to Class A Shares of the same Fund with equivalent aggregate value, approximately eight (8) years after the date of purchase of such Class C Share (“Auto Conversion”).

Exhibit (n)(4)

Certain financial intermediaries, including group retirement recordkeeping platforms, may not have been tracking such holding periods for Class C Shares and therefore may not be able to process such conversion for Class C Shares held prior to the Effective Date. In these instances, each Class C Share held as of the Effective Date will automatically convert to Class A Shares with equivalent aggregate value approximately eight (8) years after the Effective Date.

INSTITUTIONAL CLASS SHARES

Distribution and Service (12b-1) Fees; Shareholder Services Fees

Institutional Class shares do not pay distribution and service (12b-1) fees.

Pursuant to the Institutional Class Shareholder Services Plan, Institutional Class shares may pay up to 0.05% of a Fund’s average daily net assets attributable to the Institutional Class shares. Amounts payable under the Institutional Class Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of the Funds as from time to time in effect. In addition, Institutional Class shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of the Funds as from time to time in effect.

Initial Sales Charge

There is no sales load on the purchase of Institutional Class shares. The offering price is the NAV per share.

Contingent Deferred Sales Charge

A CDSC does not apply to Institutional Class shares.

INVESTOR CLASS SHARES

Distribution and Service (12b-1) Fees; Shareholder Services Fees

Investor Class shares pay distribution and service (12b-1) fees pursuant to a plan (the “Investor Class Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act. Investor Class shares also bear any costs associated with obtaining Investor Class shareholder approval of the Investor Class Distribution Plan (or an amendment to the Investor Class Distribution Plan). Pursuant to the Investor Class Distribution Plan, Investor Class shares may pay up to 0.25% of the average daily net asset value of the Investor Class shares. Amounts payable under the Investor Class Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of the Fund as from time to time in effect. In addition, Investor Class shares may reimburse the Funds’ distributor (the “Distributor”) or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of the Funds as from time to time in effect.

Exhibit (n)(4)

Pursuant to the Investor Class Shareholder Services Plan, Investor Class shares may pay up to 0.15% of a Fund’s average daily net assets attributable to the Investor Class shares. Amounts payable under the Investor Class Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of the Funds as from time to time in effect. In addition, Investor Class shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of the Funds as from time to time in effect.

Initial Sales Charge

There is no sales load on the purchase of Investor Class shares. The offering price is the NAV per share.

Contingent Deferred Sales Charge

A CDSC does not apply to Investor Class shares.

ALLOCATIONS OF INCOME AND EXPENSES

(a)            Class A, Class C, Institutional Class and Investor Class shares pay the expenses associated with their different distribution and shareholder servicing arrangements (“Class Expenses”). Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses.

(b)           The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Funds. These expenses include:

(1)	Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular class of shares of the Fund (“Trust Level Expenses”);

(2)	Expenses incurred by more than one Fund (but not by all Funds) not attributable to a particular class of shares of a Fund (“Multiple-Fund Level Expenses”); and

(3)	Expenses incurred by the Fund not attributable to any particular class of a Fund’s shares (including, but not limited to, advisory fees, custodial fees or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

Exhibit (n)(4)

Expenses of the Funds shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Level Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Multiple-Fund Level Expenses shall be allocated among the classes of shares of the applicable Fund based on their relative net asset values in relation to the aggregate net asset value of the applicable Fund. Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Fund. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it may be charged to the Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1) of the 1940 Act, provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” of the Trust for purposes of Section 2(a)(19) of the 1940 Act (“Independent Trustees”) determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

DIVIDENDS/DISTRIBUTIONS

The Fund pays out as dividends net investment income and net realized short-term capital gains as described in their registration statement as from time to time in effect.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate, unless the shareholder elects to receive cash. Dividends paid by the Fund are calculated in the same manner and at the same time with respect to each class.

REDEMPTION FEES

The Fund may impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of the Fund’s shares. The Redemption Fee may be charged up to 2% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law. The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares. The Trustees are not required to impose any Redemption Fee on any share classes of the Fund. Similarly, any Redemption Fee rate may differ within the Fund, from share class to share class. In addition, the Trust may waive any Redemption Fees or permit them to be applied in a manner that differs from shareholder to shareholder, including shareholders in the same class and/or Fund.

Amounts paid pursuant to any Redemption Fee will be allocated among the Fund’s share classes in the same manner as the Fund allocates income.

Exhibit (n)(4)

EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.

MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof.

Exhibit (n)(4)

Exhibit A

List of Funds

(Effective November 1, 2019)

Emerald Banking and Finance Fund

Emerald Growth Fund

Emerald Insights Fund

Emerald Select trueMLP Strategy Fund

Emerald Small Cap Value Fund